EXHIBIT 99.1

Harvard Apparatus Regenerative Technology 2015 Q3 Earnings Call

November-12-2015

Confirmation #13624147

Harvard Apparatus Regenerative Technology

2015 Q3 Earnings Call

November-12-2015

Confirmation #13624147

Operator: Greetings and welcome to the Harvard Apparatus Regenerative Technology Third Quarter 2015 Financial Results and Investor Teleconference. At this time, all participants are in a listen-only mode. A question and answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press star, zero on your telephone keypad. As a reminder, this conference is being recorded.

I would now like to turn the conference over to your host, Tom McNaughton. Thank you, you may now begin.

Mr. Tom McNaughton: Thank you. Good afternoon, everyone, and thank you for joining our call. On the call with me today are Jim McGorry, HART’s CEO, and Dr. Saverio La Francesca, Executive Vice President and Chief Medical Officer of the company. Before I turn the call over to Jim, let me review the company’s safe harbor statement.

In our discussions today we will make statements that constitute forward-looking statements. Our actual results and performance may differ materially from what we’ve previously projected due to risks and uncertainties, including those detailed in our annual report on form 10-K for the year ended December 31, 2014 and our other public filings. Any forward-looking statements, including those related to our future results and activities, represent our estimates as of today and should not be relied upon as representing our estimates of any subsequent day. Additionally and material financial or statistical information presented in the call, which are not included in our press releases of today will be archived and available in the investor’s section of website under events and presentations.

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With that I’ll turn the call over to Jim. Jim?

Mr. Jim McGorry: Thank you, Tom. Good afternoon, everyone, and thank you for joining our call today. Q3 has been an exciting and rewarding quarter. We have made solid advancements to our key--towards are key objectives. As a management team we’ve developed a plan and we are and will continue to execute that plan.

I stated on our call 90 days ago that we’re poised to make significant progress. And today I’m pleased to share with you that progress. We announced earlier today that HART has made significant advances in our development of our second generation, bioengineered implants. HART’s Chief Medical Officer, Dr. Saverio La Francesca, will address these findings shortly. But, also in the quarter we pursued animal studies to test and design an enhancement of this technology. We tested our improved technology in the esophagus, trachea and the bronchus. We were encouraged by these results in all three areas. In particular, results for the generation two implants in the esophagus far exceeded our expectations.

We are already executing further studies with the Mayo Clinic to support our key 2016 milestones. Conducting compassionate use studies in patients and filing an IND for the first of multiple indications. But, let me highlight a few other recent achievements. You probably saw that Dr. J. Vacanti has agreed to be the chairman of our scientific advisory board. This is a fantastic vote of support for HART’s technology and dedication to helping patients.

Dr. Vacanti is a tremendous addition to HART’s team and he’s one of the worlds most accomplished and respected physicians in the field of tissue engineering and regenerative medicine.

Collaborations, collaborations are a key focus for us at HART. And in the quarter we signed a pre-clinical collaboration with Connecticut Children’s Medical Center. This collaboration is focused on a solution for a congenital childhood condition called Pediatric Esophageal Atresia where a child is born without an incomplete--or with an incomplete esophagus.

And last but not least let me highlight HART’s Chief Medical Officer, Saverio La Francesca where he was promoted to Executive Vice President. And when you hear Saverio talk about our technology just you’ll also hear his strong background. He’s a surgeon and researcher with over 25 years of experience in cardiovascular, thoracic transplantation and regenerative medicine. And I see every day the insights and knowledge Saverio brings to our company. His dedication, along with the dedication of our scientists and engineers continue to enhance our technology every day.

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In summary, it’s been a significant quarter for the company with advancements in product development, collaborations and credibility as we continue to set milestones and meet them. Let me turn the call over to Saverio:

Dr. Saverio LaFrancesca: Thank you, Jim, and good afternoon, everyone. HART has conducted a two week study in Yucatan swine model in order to evaluate the behavior of its platform implants in a large animal model. It previews a recent small animal study has shown favorable by compatibility findings. This Yucatan pig study has demonstrated a very significant improvement in the body’s response to the implants in the tracheal position where we have observed initial engraftment of the implant into the surrounding tissue. These results represent a dramatic departure from the previous data collected in the tracheal position. Longer term studies at the Mayo Clinic will allow the farther follow or the progression of the body’s response in time.

Notably, similar findings were also noted in the main bronchial position. Furthermore, we are very encouraged by the growth in anatomical and histological data from our esophageal implant study. The esophagus regenerated in all its elements and all the layers normally present in the esophagus were identified, notably, the inner epithelial layer and both the circular and longitudinal muscle layers. Histology also revealed the presence of the nervous system cells which is necessary in order to achieve normal motility of the esophagus.

Based on this data, we believe that our second generation implants possesses all the necessary keys to illicit full regeneration of the esophagus. Importantly, our esophageal implant addresses the very significant need of a potentially lifesaving treatment for patient with esophageal cancer. Each year in the U.S. approximately 17,000 new cases of esophageal cancer are diagnosed and more than 4,000 cases are addressed by surgery.

HART is now on track to initiate a Yucatan study at the Mayo Clinic as planned. This study will again see our implants in the esophageal, tracheal, and main bronchus positions. This study will be performed with the aim of further testing the regenerative response and we will also conduct a longer term studies in order to chronologically characterize the regenerative process step by step. The result of this study will eventually be the subject for peer review publications. At that point we’ll be ready to further elaborate on the details of their regenerative mechanisms.

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We also expect that the regeneration may form a different patterns according to the organ that our implant is intended to repair. With this, I now turn the call back to Jim McGorry. Jim?

Mr. Jim McGorry: Thanks, Saverio. I think that you can see our team is just very excited about our findings. They’re thoughtful findings, scientific findings and we really look forward to continue to validate these findings with our collaborations. We’ll continue to report our progress out to all of you and we look forward to doing that in the upcoming weeks and months.

So, let me kindly turn the call open for questions.

Operator: Thank you. At this time we’ll be conducting a question and answer session. If you would like to ask a question please press star, one on your telephone keypad. A confirmation tone will indicate your line is in question queue. You may press star, two if you would like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star, keys.

One moment please while we poll for questions. Our first question comes from Jason Culbert [sp] from Maxum [sp].

Mr. Jason Culbert: Hi, guys, thank you so much for taking the time. I’d like to spend a few minutes with you and kind of go through a couple of things. For of all, on the new opportunities, while I understand they’re early, I understand they’re also very exciting. How do the commercial markets and the numbers change when we look at tracheal esophageal and bronchial potential indications? I mean clearly you’re expanding the market beyond tracheal. And then my second question is really a little bit more a science question and just understanding what you’re talking about when we talk about kind of the different layers of cells and the different integration into the body and the cell types on the gen two implant. Help me understand how that may be goes back and impacts some of the original tracheal work and what that means for--what does it mean for processing time, manufacturing costs and kind of product profile going forward. And I have some follow-up.

Mr. Jim McGorry: Thank you, Jason. Yeah, appreciate your question. And so, you know, clearly in terms of our shift from the very good work that was done and work here around the trachea we have expanded into the markets in both the esophageal and the bronchus. And so, let me just highlight those two overall markets. And highlight a little bit of the leverage that we think about as we think about our company.

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One product and technology in terms of a scaffold and sells used in all three areas that lever across. First the esophagus, the esophagus expands our market tremendously. Esophageal cancer in incidents in the sixth largest cancer in incidents. And there’s about 20,000 new cases of esophageal cancer in the U.S. each year. Unfortunately there’s almost 18,000 deaths a year into the U.S. But, this is a very, very unmet medical need where Saverio has, you know, explained to many, many times that the surgical alternatives of a stomach pull-up or a colon interposition is a very difficult procedure with high morbidity. So, the esophageal market as we look into that, you know, is possibly 4,000 to 5,000 patients and we’re still conducting commercial assessments around that.

The bronchus, I mean these areas are areas of unmet medical needs. 160,000 to 180,000 incidents of lung cancer a year and 40,000 of those are central lung cancer in the bronchus. Saverio has, you know, worked into this in terms of further specific areas where our product can potentially have the most benefit and we’re looking at those areas, as well as looking at the areas of trachea too. Tracheal cancer by incidents is not at all as large as esophageal and bronchial, but the challenges of those procedures are, in that indication, are mainly in stenosis and trauma. And so, that very large market that was described at one time by HART as 7,700 cases still exists into the tracheal area.

And I’ll turn things over to Saverio for further comments, but my comment about what we’re trying to do as a company from processing costs and overall technology we have matched, now, the cell types and the cell types that we are using, you know, are mesenchyme stem cells. But, mesenchyme [sp] stem cells derived from atapost [sp] tissue. So, a very easy way to get those from a patient and then seated on our scaffold design for that patient for that particular lesion. So, an efficient process as it works through and about a two week process from taking that, seating that and working on the procedure. So, as we continue to be able to advance the animal studies we’ll continue to be able to advance our operation, as well as our efficient markets as they’re opening up into. But, at the end of the day these are unmet medical needs in life threatening patients. And I think that that is a big driver to what we do.

If I didn’t answer your question, I welcome any further comments, Jason.

Mr. Jason Culbert: Sure, thank you, and you did. And that gives me a good feeling for the scope. But, help me understand a little bit when we talk about kind of differentiation of cells, vascularization’s of the graph itself and the flexibility requirements of the graph, which are gonna be quite different when we migrate from trachea to the esophageal or bronchus. And so, you know, how--I mean there are some different both I think of the physics of it, there’s some different, you know, dynamic flexibility torque requirements on the graph and then I think about kind of the vascularization differences when we’re dealing with, you know, areas of the bronchus and potentially, you know, what the impacts are there because we’re not just talking about so much a mechanical airway. So, if you can help me understand that, that would be really exciting.

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Mr. Jim McGorry: Thank you, sir. And, Jason, I’ll do my best to comment and then it’s probably best I turn it on over to, you know, thoracic surgeon for those further comments. But, in our area that we’re focused on and we’re looking to be able to name our technology and name our product, you know, brand. But, into this area, we’ll call it now our bio span product, you know, category, they are the overall same area of a scaffold and cells, but we do envision a different scaffold into the bronchus, into the esophagus and into the trachea to be able to focus on those specific needs by organ that you appropriately brought up around vascularity, muscle tissue and regenerative properties. So, let me--you know, I just wanted to comment on our platform and how that works.

The nuances between those indications and let me turn it on over to Saverio for further comments.

Mr. Saverio La Francesca: Thank you, Jim. Thanks, Jason. Well, this is actual little bit of a--it will be a very long discussion, so let me try to see if I can say something intelligent in a couple of minutes. So, actually Jim just mentioned that the scaffold was going to be different. So, let’s see what we have the technology is actually an electrospun scaffold and then we seed the patient’s own cells on to it. Now the different, the mechanics that obviously are different pretty much just like you said, is we are talking about airways, so trachea of main bronchials and the esophagus. But, we, what we are doing here, if you will, we are in vivo regenerating. So, and we are doing that with a combination of the scaffold and the cells and as the scaffold and the cells the microstructure that is actually talking to the specific organ where the implant is so that scaffold is talking to the stem cells niche of that specific organ.

Obviously the stem cell niche of the esophagus is very active and it’s very receptive in all the queues that our scaffold, plus the cells are sending to the niche. And when I say all the layers, Jason, this is not a vessel to grow some through the scaffold. We have a fully complete esophagus, so we have an epithelial layer, then we have the lamina propria, we have the glands. We have the muscle. We have the circular layer and longitudinal layer and we were able actually to identify the [unintelligible] with the help of our pathologists, the Auerbach plexus with ganglionic cells. So, this is a complete regeneration that has to start from the stem cell niche, which is activated if you do a normal enough anastomosis esophagus, obviously, the esophagus doesn’t grow. Also, the scaffold there’s a specific elastic modules that obviously is the one that is right for the cells and that’s why we’re being trying different iterations of the scaffold until we realize we had Data that we decided that we think we have it and now we want to, before we go, with the Mayo Clinic studies, so let’s make sure that that’s what we have. And, indeed, we do.

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The difference in between a scaffold in the airways and a scaffold in the esophagus is just the structure. We will provide, as we have provided, something that we like obviously I’m sorry I can’t expand on that, but we will think the electrospun layers we put something that gives the structural, if you will, a strength required by the implant in airways.

I don’t know if the--any of that answered your question Jason.

Mr. Jason Culbert: Oh, it--you know, it explains a lot of things. You know, there’s a lot going on in terms of the vascularization’s of the graph. It’s kind of amazing to me that we’re actually getting a graph that, on a cellular level, is mimicking the real thing. And, you know, it’s telling me that, you know, the company is really looking already at early days at how to expand the platform beyond just kind of the mechanical replacements of trauma based tracheas, which, by the way, are critically important in the event of those or in the event of, you know, those based cancers where there really is not therapy. So, I get it, it’s very exciting. But, like you, I also understand that I need to spend more and more time just understanding the individual dynamics. It’s very exciting, Jim, I’m really glad to see you kind of taking control of the helm here and we’re really looking forward to kind of watching you navigate this as you kind of hit your mark, which is not just kind of raising the profile of the platform, but also of the company itself. So, keep it going, thanks.

Mr. Jim McGorry: Yeah, cheers, Jason, thanks for comments and, you know, I am privileged to be able to be at the helm and I feel very good about that. But, I could not do this without a very, very kind of effective team. Tom brings the continuity from the company, Saverio into so many areas for us. We’ve expanded out into now our cell biologists, our vice president of R&D former organ agenist [sp] really strong cell biology area, material scientists. So, our scientists engineers and building on the real know how that the company had within bio reactors and physiology in this area and knowing how these researchers are working around the world. We know that because they were clients of ours in other areas more of from the research area.

So, a good moment, I’m privileged and we hope to continue to be able to set appropriate milestones, meet those milestones going forward. So, thanks for the comments and questions, Jason.

Mr. Jason Culbert: Thanks, Jim, we’ll follow up in a few days.

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Mr. Jim McGorry: Here, thank you, sir.

Operator: Thank you. Once again, if you do have a question, please press star, one at this time. Our next question comes from Kenel Geress [sp] from Bedrock Investments [sp].

Mr. Kenel Geress: Hi, guys, I had a couple questions. I’ve been a shareholder for quite some time. Some specific questions related to the announcement that was made today. First of all, why did we go out two weeks in the study and was the animal sacrifice at two weeks to a preset schedule? I’ve got several questions, but I don’t know if you want me to list them all or just go one by one.

Mr. Jim McGorry: Probably one by one, sir, whatever you know, you feel is best.

Mr. Kenel Geress: Sure.

Mr. Jim McGorry: I’ll turn it on over to Saverio, but my comments up front, all of the animal studies were set up front in terms of what the guidance and protocol for the studies were. So, Saverio?

Mr. Saverio La Francesca: Thank you, Jim. So, yes, we decided up front to do a two week study just to sort of gain some quick date because in December we are starting in the animals at the Mayo Clinic. So, we really wanted to have kind of all our ducks in a row, if you will, before we get to the Mayo Clinic. To give you more details, we had one animal that actually died before two weeks and just for more detail, for more color, actually one of the esophageal implants did go home for 29 days because the pig was done--both pigs regained weight and they were eating solid food. So, we’re back to our normal diet. And therefore we decided to sort of go on at about three days to see what, you know, because time, as we said before, is really important to understand what’s going on. And we also had another pig with a main bronchus implant that is still alive and well today at 40 days, just to give you a little more granularity, if you will, on the study.

Mr. Kenel Geress: Okay, excellent. And, you know, in terms of the inflammatory response, do you feel like the improvements that have been made are good enough to consider the original issue that was articulated, you know, 90 days ago, is that solved or are there outstanding issues with respect to the inflammation that was indicated before?

Mr. Saverio La Francesca: So, thank you, so, just like I said, the findings were really a dramatic departure. So, as you know, the healing process is sort of an all time related. So, right now if I were to freeze or if I were to--if you were to consider the--what we have now and if the progression of the healing, if you will, of the and graphing to them, the scaffolds, is on the same trajectory of where it is now I will tell you, yes. I need to have the data so, and that’s what we’re going to be doing in Mayo. So, you never, you know, always be careful extrapolate scientific data in time. So, so far that’s what you would expect at two weeks. So, you have the initial, well [unintelligible], the mechanism, but we see fiber blasts we have a deposition of collagen, so that’s what we would like to see at two weeks.

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And, our Vice President of R&D Tom Bollenbach has worked closely with a pathologists so that we will have a third party validation. So, he has--Tom Ballenback [sp], came back with this very interesting data.

Mr. Kenel Geress: Okay, and I’m just gonna ask two more questions and then allow some other people to ask questions as well. I don’t want to monopolize the time. You know, in the press release it was saying that the esophagus was being viewed as the lead indication of study and my question was it seems like the trachea is a simpler organ and obviously that was what the first generation was. Why the switch in terms of viewing the esophagus being the lead indication for study as opposed to sticking with the trachea, which may be a simpler organ?

Mr. Jim McGorry: Yeah, thank you, it’s hard for me to say what’s simpler or not, right, each organ is different in its regenerative properties.

Mr. Kenel Geress: Okay.

Mr. Jim McGorry: We’re following the data and we’re following the markets and we’re following what our customers are telling us. And so, what we have seen as Saverio and what we tried to be able to explain, the regenerative properties that we described in the esophagus I’ll just say were remarkable. As Saverio talked about all of the layers and the cells.

Mr. Kenel Geress: Right.

Mr. Jim McGorry: Have we seen progress, you know, within the trachea, absolutely, and, yes, within the bronchus. But, the amount of regenerative property into the esophagus, the market, the unmet medical needs and the patients all lead us to that the esophagus is the first. And we will continue to be able to advance the development of the trachea and the bronchus going forward.

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Mr. Kenel Geress: And my last question, when do you see, you know, you had mentioned potentially 2016, you know, you would be doing some compassionate use cases, do you see that just with the esophagus or with all three? And, you know, is there a time line in terms of if things go well you would expect--I mean, I don’t know if you can expand on that, but that’s, you know, that’s my last question.

Mr. Jim McGorry: Yeah, thank you very much. We’re continuing to be able to focus on that platform. Our technology on hollow organs for the esophagus, the trachea and the bronchus, we are going to advance all three of these areas. But, as you know, to be able to go get an IND which is our key milestone, in 2016 there will be a lead product candidate. And right now the data point to the esophagus as the lead product candidate and we will look to be able to advance that and the other areas.

Depending on safety and efficacy and the validated data that we’re looking to confirm at Mayo, those will determine--those data will determine our next steps towards patient use in a thoughtful area with the surgeons and with our data as it matures. So, we’re hopeful. We’re continuing to do the work, that’s the key right here, and, you know, all--to advance all three indications.

Mr. Kenel Geress: Thank you very much.

Mr. Jim McGorry: Thank you.

Operator: Thank you. As a final reminder if you do have a question, please press star, one at this time. We appear to have no further questions. I will turn the call back over to our speakers for closing comments.

Mr. Jim McGorry: Thank you very much, thank you for joining us as we share this information. We are very excited about that, but you could see from Saverio we’re doing real work, real scientific work. We’re not trying to get ahead of ourselves, but we are very excited on what we’re seeing. We’re going to be continuing to be able to do further studies, as we said, with Mayo, work with our other collaborators and continue to advance these areas of unmet medical needs in this life threatening area and hope to be able to advance this entire field and our products going forward.

Thank you very much. We appreciate you being on the call.

Operator: Thank you; this does conclude today’s teleconference. You may disconnect your lines at this time. Thank you for your participation.